DSM Capital Partners LLC
Code of Ethics

Date of Original Issue:  January 27, 2005
Latest Revision Date:  April 12, 2011

DSM Capital Partners LLC
320 East Main Street
Mount Kisco, New York 10549

DSM Capital Partners

Code of Ethics

I.	STATEMENT OF GENERAL POLICY

The securities industry, including the investment advisory profession, is a highly regulated business activity.  DSM Capital Partners LLC (“DSM”) is a Federally Covered Adviser (FCA), registered with the U.S. Securities and Exchange Commission (“SEC”) under the Investment Advisers Act of 1940 (and with various states as appropriate).  Its principal office and place of business is located at 320 East Main Street, Mount Kisco, New York 10549.

DSM is a fiduciary to our advisory clients.  The Investment Advisers Act of 1940 (“Advisers Act”) was enacted, at least in part, to strengthen the fiduciary nature of the relationships between advisers and their clients.  In fact, the Supreme Court has stated that Section 206 of the Advisers Act establishes Federal fiduciary standards to govern the conduct of investment advisers.  In Securities and Exchange Commission v. Capital Gains Research Bureau, 375 U.S. 18 (1963), the Court stated that the Advisers Act is evidence that Congress recognized the fiduciary nature of the relationship between an investment adviser and its client and intended to “eliminate, or at least expose, all conflicts of interest which might incline an investment adviser—consciously or unconsciously—to render advice which was not disinterested.”

Section 206 further states that it is unlawful for any investment adviser, using the mails or any means or instrumentality of interstate commerce:

•	To employ any device, scheme, or artifice to defraud a client or prospective client;

•	To engage in any transaction, practice, or course of business which defrauds or deceives a client or prospective client;

•
Knowingly to sell any security to or purchase any security from a client when acting as principal for his or her own account, or knowingly to effect a purchase or sale of a security for a client’s account when also acting as broker for the person on the other side of the transaction, without disclosing to the client in writing before the completion of the transaction the capacity in which the adviser is acting and obtaining the client’s consent to the transaction; and

•	To engage in fraudulent, deceptive or manipulative practices.

Amendment to the Advisers Act

In August 2004, the SEC underscored its ongoing concern regarding ethics in the financial services profession by promulgating an amendment to Rule 204A-1 of the Advisers Act that now requires FCA’s to adopt a specific Code of Ethics containing certain provisions.  This Code of Ethics (“Code”) was adopted by DSM in January 2005 and is designed to comply with the SEC’s recent amendment to Rule 204A-1 as well as with various provisions of the Advisers Act.  The Code also requires that all Supervised Persons (defined below) comply with the various applicable provisions of the Investment Company Act of 1940 as amended, the Securities Act of 1933 as amended, the Securities Exchange Act of 1934 as amended, as well as other applicable rules and regulations adopted by the SEC.

The Code establishes rules of conduct for all DSM employees and is designed to, among other things, govern personal securities trading activities in the accounts of employees, accounts of immediate family living in the employee’s household, and accounts in which the employee has a beneficial interest and/or over which the employee has a trading authority.  The Code is based upon the principle that DSM and its employees owe a fiduciary duty to DSM’s clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest, or (iv) any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards maintained by DSM from its inception continue to be applied.  The purpose of the Code is further to preclude activities which may lead to, or give the appearance of, conflicts of interest, insider trading and other forms of prohibited or unethical business conduct.  The excellent name and reputation of DSM continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act, both DSM and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct.  Compliance with this section involves more than acting with honesty and good faith alone.  It means that DSM has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

DSM and its employees are subject to the following specific fiduciary obligations when dealing with clients:

•	The duty to have a reasonable, independent basis for the investment advice provided;
•	The duty to obtain best execution for a client’s transactions where the Firm is in a position to direct brokerage transactions for the client;
•	The duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and

•	A duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, DSM expects every employee to demonstrate the highest standards of ethical conduct as a basic condition for continued employment with DSM.  Employees are urged to seek the advice of the Chief Compliance Officer (“CCO”) with any questions about the Code or the application of the Code to their individual circumstances.  Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with DSM.

Investment Company Act

In addition to the Advisers Act, DSM is subject to the Investment Company Act of 1940 (“Company Act”) as a result of serving as advisor to its own mutual fund (DSM Large Cap Growth Fund) as well to a third party mutual fund.  References to the Company Act appear is relevant sections of this Code of Ethics as well as throughout DSM’s Compliance Manual.

Pursuant to Rule 17j-1 of the Company Act, it is unlawful for any affiliated person of or principal underwriter for a Fund, or any affiliated person of an investment adviser of or principal underwriter for a Fund, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Fund:

•	To employ any device, scheme or artifice to defraud the Fund;

•
To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

•	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

•	To engage in any manipulative practice with respect to the Fund.

In addition, Rule 17j-1 requires that each investment advisor to a registered fund adopt a written code of ethics containing provisions reasonably necessary to prevent its Access Persons from ingaging in prohibited conduct.

The CCO supervises all DSM compliance matters with the exception of the CCO’s personal compliance matters, which are reviewed by the Alternate Chief Compliance Officer.  In the absence of the CCO, the Alternate CCO supervises all DSM compliance matters.  Certain compliance procedures are assigned to the Compliance Administrator, who also reviews personal matters involving both the CCO and Alternate CCO.

The provisions of the Code are not all-inclusive, but are intended as a guide for DSM employees in their conduct.  In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the CCO.  The CCO may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of DSM’s clients will not be adversely affected or compromised.  All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

II.	DEFINITIONS

For the purposes of this Code, the following definitions shall apply:

“Supervised Person” means directors, officers and partners of DSM (or other persons occupying a similar status or performing similar functions), employees of DSM, and any other person who provides advice on behalf of DSM and is subject to DSM’s supervision and control.  From time-to-time, the CCO may define as Supervised Persons certain individuals or groups of individuals such as temporary employees, consultants, independent contractors and other persons.

“Access Person” means any Supervised Person who:  has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable fund that DSM or its control affiliates manage or has access to such recommendations; or is involved in making securities recommendations to clients that are non-public.  Because DSM is a small, closely-coordinated organization, the firm considers all of its Supervised Persons to also be Access Persons.

“Employee-Related Accounts” means accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood, marriage or adoption living in the employee’s household), and any account in which the employee has a direct or indirect beneficial interest, and accounts over which the employee exercises control and/or investment discretion (trading authority).

“Non-Supervised Person” is a person, other than a DSM employee, who is not supervised by DSM but related to an Employee-Related account.

“Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

“Fund” means an investment company registered under the Company Act.

“Reportable Fund” means any registered investment company, i.e., mutual fund, for which our Firm, or a control affiliate, acts as investment adviser, as defined in section 2(a) (20) of the Company Act, or principal underwriter.

“Reportable Security” means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) transactions and holdings in direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) transactions and holdings in shares of other types of open-end registered mutual funds, unless DSM or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (v) transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless DSM or a control affiliate acts as the investment adviser or principal underwriter for the fund.

III.	STANDARDS OF BUSINESS CONDUCT

DSM places the highest priority on maintaining its reputation for integrity and professionalism.  That reputation is a vital business asset.  The confidence and trust placed in our firm and its employees by our clients is something we value and endeavor to protect.  The following Standards of Business Conduct set forth policies and procedures to achieve these goals.  This Code is intended to comply with the various provisions of the Advisers Act and also requires that all supervised persons comply with the various applicable provisions of the Company Act, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers.  Such policies and procedures are contained in this Code.  Per 204A of the Advisers Act and 17j-1 of the Company Act, the Code also contains policies and procedures with respect to personal securities transactions of all DSM employees as defined herein, as well as transactions of other accounts deemed to be employee-related accounts.  These procedures cover transactions in a Reportable Security in which a DSM employee has a beneficial interest in or accounts over which the employee exercises control as well as transactions by members of the employee’s immediate family living in the employee’s household.

(Note: Although not required under Rule 204A-1, %firmName% may deem it appropriate to extend these and other policies and procedures set forth below to its supervised persons.)Section 206 of the Advisers Act makes it unlawful for DSM or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices.  Rule 17j-1 of the Company Act contains similar prohibitions.  This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act, the Company Act and rules thereunder.

IV.	PROHIBITION AGAINST TRADING ON INSIDE INFORMATION

Trading securities while in possession of material, nonpublic information (“Inside Information”), or improperly communicating such information to others may expose Supervised Persons and DSM to stringent penalties.  Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment.  The SEC can recover the profits gained or losses avoided through illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring an individual from the securities industry. In addition Supervised Persons and DSM may be sued by investors seeking to recover damages for trading on Inside Information.  Separate and apart from these potential fines, penalties and legal recourse by others, the mis-handling of Inside Information is an extremely serious violation of this Code and of DSM’s Standards of Business Conduct.

The rules contained in this Code apply to securities trading and information handling by all Supervised Persons as well as by their Immediate Household Family Members.

The law pertaining to trading on Inside Information is unsettled and continuously developing.  An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance.  Often, a single question can avoid disciplinary action or complex legal problems. An employee must notify the CCO immediately if he or she has any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy

No Supervised Person may trade based on such information, either personally or on behalf of others (such as investment funds or client accounts managed by DSM) while in possession of material, nonpublic information, nor may any DSM personnel communicate material, nonpublic information to others in violation of the law.

Definition of Material Information

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions.  Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities.  No simple test exists to determine when information is material, and assessments of materiality involve a highly fact-specific inquiry.  For this reason, an employee should direct any questions about whether information is material or not to the CCO.

Material information often relates to a company’s results and operations including, for example, earnings results, restatements of previously released earnings, changes in company “guidance,” changes to “Street” earnings estimates, dividend changes, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities.  Information about a significant order to purchase or sell securities may, in some contexts, be material.  Prepublication information regarding reports in the financial press also may be material.  For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information concerning The Wall Street Journal’s “Heard on the Street” column.

Employees should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to DSM’s client securities holdings, transactions and pending transactions.

Definition of Nonpublic Information

Information is “public” when it has been disseminated broadly to investors in the marketplace.  For example, information is public after it has become available to the general public through the Internet, a public filing with the SEC or some other government agency, through the Dow Jones “tape” or through The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

Identifying Inside Information

Before executing any trade, including investment funds or private accounts managed by DSM, an employee must determine whether he or she has access to material, nonpublic information.  If that employee thinks that he or she might have access to material, nonpublic information, he or she should take the following steps:

•	Report the information and proposed trade immediately to the CCO;
•	Do not purchase or sell the securities on behalf of oneself or others, including investment funds or private accounts managed by the firm;
•	Do not communicate the information inside or outside the firm, other than to the CCO;
•	After the CCO has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take.

DSM employees are urged to consult with the CCO before taking any action.  This high degree of caution is intended to protect DSM’s clients as well as the firm and its employees.

Contacts with Public Companies

Contact with public companies is a key part of DSM’s fundamental research effort.  The firm partly makes investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information.  Difficult legal issues arise, however, when, in the course of these contacts, a Supervised Person or other person subject to this Code becomes aware of material, nonpublic information.  This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to a DSM analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, DSM must make a judgment as to its further conduct.  To protect oneself, DSM’s clients and the firm itself, an employee must contact the CCO immediately if he or she believes they may be in possession of material, nonpublic information.

Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: first, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities.  Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases).  Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company, or anyone acting on behalf of either. Supervised Persons and others subject to this Code should exercise extreme caution at any time they become aware of nonpublic information relating to a tender offer.

Restricted List

Although DSM Capital Partners LLC does not typically receive confidential information from portfolio companies or potential portfolio companies, it may, if it receives such information, take appropriate procedures to establish a Restricted List in affected securities.

The CCO may place certain securities on the Restricted List.  Supervised Persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period during which they are listed on the Restricted List.  Securities issued by companies about which a number of Supervised Persons are expected to regularly have material, nonpublic information should generally be placed on the Restricted List.  The CCO shall take steps to immediately inform all Supervised Persons of the securities listed on the Restricted List.

V.	PERSONAL SECURITIES TRANSACTIONS

General Policy
Pursuant to Rule 204A-1 of the Advisers Act and Rule 17j-1 of the Company Act, DSM has adopted the following principles governing personal securities transactions by employees and by certain other persons having a relationship with DSM and/or its employees (see I. Definitions, as appropriate):

•	The interests of client accounts will at all times be placed first;
•	All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and
•	Access Persons must not take inappropriate advantage of their positions.

Because DSM encourages employees to personally invest in the same portfolio and securities that are held by its clients, DSM has adopted very specific procedures for ensuring that clients are not disadvantaged.

DSM has established the following restrictions in order to ensure fulfillment of its fiduciary responsibilities.  Note that Employee-Related accounts are of three types:  Firm-Managed Employee-Related accounts (“FM-ERA’s”), Individually Managed Employee-Related accounts (“IM-ERA’s”) managed by a DSM Supervised Person, and Non-Supervised Person Employee-Related accounts.

Firm Managed Employee-Related Accounts

DSM has applied the principles of the SMC Capital No Action letter (SEC No-Action letter made available September 5, 1995) to its management of FM-ERA’s.  It should be noted that the SEC makes clear that No-Action letters apply to the specific situation discussed and may not be applicable to other situations.  DSM believes that SMC Capital is relevant to its management of FM-ERA’s.  Thus, in the case of Model Portfolio changes or contributions or redemptions, FM-ERAs (including any partnership structures comprised of Employee-Related funds) are aggregated in blocks with client accounts and traded for the same average price at a given broker. In the case of partially-completed blocks, FM-ERAs will not receive a better average price than client accounts in the same block at the same broker on the same day, and are generally traded on the next business day.
Individually Managed Employee-Related Accounts

Accounts managed individually by employees (not managed by the firm) include accounts of beneficial interest to employees as well as accounts over which employees have trading discretion.  All such accounts must be made known to the CCO at their inception and must follow all applicable procedures for IM-ERA's.  All IM-ERA's are traded through the DSM trading desk, although the CCO may allow an employee to enter their own order in certain cases, such as buying or selling the DSM mutual fund.  Employees must obtain approval for each trade from the CCO or ACCO before taking any personal trades to the desk.  The CCO or ACCO, as the case may be, shall consider the following factors in determining whether to grant approval:

•	Whether the firm is considering a change to a client account in the same stock(s);
•	The rationale for the proposed trade if it is “opposite way” vs. clients on the same day in the same stock(s);
•	Whether the proposed trade is “opposite way” following a model portfolio change;
•	Whether the proposed trade would result in a client receiving a worse price for the same stock(s) on the same day;
•	Whether the proposed trade results in a capital gain for the IM-ERA within a 30 day period in stock(s) held in client portfolios.

Approvals by the CCO or ACCO are valid for that trading day only.  Trades in shares owned by clients would normally be executed after 3:00 p.m.

If an unexpected client trade is executed by the Trading Desk after an IM-ERA has executed a trade in the same shares:

•	If the IM-ERA received a better price than the later client at the same broker, shares may be swapped, if feasible;
•	If the IM-ERA received a better price at the same broker but the shares cannot reasonably be swapped, the CCO or ACCO will review the situation;

On a quarterly basis, the firm will compare a sample of IM-ERA trades to the firm’s client transactions on the same day and subsequent ten trading days to identify any patterns of unusual or suspicious behavior.  The firm will document the results of its reviews.

Non-Supervised Person Employee-Related Accounts

Employees shall bring to the attention of the CCO accounts of family members living under their household roof over which the employee does not have trading discretion.  The CCO shall determine whether any such Accounts shall be deemed to be Employee-Related Accounts.

Additional Employee-Related Account Policies

a)
Accounts of direct beneficial interest to DSM employees as well as accounts over which employees have trading discretion that contain or may contain equities or derivative securities normally should be custodied at DSM’s Prime Broker.  With the CCO’s approval, in certain situations employees may custody such accounts elsewhere making the Compliance Administrator a recipient of regular account statements and trade confirmations for such accounts;

b)
DSM maintains a current Research List encompassing all securities that DSM has under active consideration as a long investment in either managed accounts or pooled investment vehicles managed by the firm. No IM-ERA may purchase a security, or an option on the security, while it is on the Research List.  Securities are removed from the Research List either automatically when first purchasing for clients is initiated or when the security is dropped from active consideration;

c)
No IM-ERA may purchase an equity or derivative of an equity that is “new” to DSM (i.e. such security is not presently on the Research List and has not been purchased previously for DSM clients) unless a DSM analyst/pm provides a written statement as to why the underlying company is not of interest to DSM clients and the transaction is approved by the CCO or ACCO;

d)	IM-ERA’s may own industry or sector ETF’s, subject to all IM-ERA rules regarding stocks;
e)	IM-ERA’s may take a position in stock options on client stocks and purchase or sell them in line with these policies if the underlying stock could be purchased or sold subject to all IM-ERA rules;
f)	In general, no IM-ERA may buy or sell a stock owned by clients within ten business days of a scheduled earnings report;

g)
No IM-ERA may initiate a short,* or initiate an options position that the CCO believes is effectively a short,* in any equity or equity-like security other than market-index funds, and then only as a hedge. Notwithstanding this restriction, IM-ERA’s may own partnership interests in any hedged investment product managed by the firm;

*DSM defines “short” as taking a position that benefits from a decline in the underlying.

h)
No IM-ERA may buy an equity or equity-like security, or initiate an options position that the CCO believes is effectively a long position, within five business days of DSM’s initiating a short position in that security;

i)
No IM-ERA shall acquire any beneficial ownership in any securities in an Initial Public Offering or limited offering or private placement for his or her account without the prior written approval of the CCO, who will have been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Firm’s activities on behalf of clients). If approved, such transaction will be subject to continuous monitoring for possible future conflicts.  If an IPO is bought for clients, IM-ERA’s may only buy in the secondary market and may only buy in the secondary market on the same day as the IPO if the price is above the offering price;

j)	Neither the CCO nor ACCO may approve their own IM-ERA trades;
k)	Purchase and sale of shares in a DSM registered or unregistered fund must be made known to DSM’s trading desk prior to any trading.

DSM requires that all employees must act in accordance with all applicable Federal and State regulations governing registered investment advisory practices.

Any employee not in observance of the above policies and procedures may be subject to termination by the firm.

VI.	GIFTS AND ENTERTAINMENT

Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest.  DSM has adopted the policy and procedures set forth below to guide Access Persons in this area.

General Policy

DSM’s policy with respect to gifts and entertainment is as follows:

•	Giving, receiving or soliciting gifts in a business may give rise to an appearance of impropriety or may raise a potential conflict of interest;
•
Access Persons should not accept or provide any gifts or favors that might influence the decisions they or the recipient must make in business transactions involving DSM, or that others might reasonably believe would influence those decisions;

•
Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis; entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible;

•
Where there is a law or rule that applies to specific conduct within the investment management profession or that prohibits the acceptance of gifts of even nominal value, that law or rule must be followed.

Reporting Requirements

•	All gifts and entertainment/dining are to be reported to DSM’s CCO.
•
Any Access Person who accepts, directly or indirectly, anything of value from any person or entity that does business with or on behalf of DSM, including gifts and gratuities with a cumulative value in excess of $250 per year from one source, must obtain consent from the CCO before accepting such gift;

•
The pre-approval requirement does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, an Access Person is accompanied by the person or representative of the entity that does business with DSM;

•
These reporting requirements are for the purpose of helping DSM monitor the activities of its employees; however, the reporting of a gift or entertainment does not relieve any Access Person from the obligations and policies set forth in this section or anywhere else in this Code; an Access Person should consult with the CCO regarding any questions or concerns about the appropriateness of any gift or entertainment.

VI.	PROTECTING THE CONFIDENTIALITY OF CLIENT INFORMATION

Client Confidential Information
In the course of the investment advisory activities of DSM, the firm gains access to non-public information about its clients.  Such information may include a person's status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by DSM to clients, and data or analyses derived from such non-public personal information (collectively referred to as 'Confidential Client Information').  All Confidential Client Information, whether relating to DSM’s current or former clients, is subject to the Code's policies and procedures.  Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure of Client Confidential Information
All information regarding DSM’s clients is confidential.  Information may only be disclosed when the disclosure is consistent with the firm’s policy and the client’s direction. DSM does not share lient Confidential Information with any third parties, except in the following circumstances:

•
As necessary to provide services that the client requested or authorized, or to maintain and service the client’s account; DSM will require that any financial intermediary, agent or other service provider utilized by DSM (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by DSM only for the performance of the specific service requested by DSM;

•	As required by regulatory authorities or law enforcement officials who have jurisdiction over DSM, or as otherwise required by any applicable law;
•	To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

Employee Responsibilities
All Access Persons are prohibited, either during or after the termination of their employment with DSM, from disclosing Confidential Client Information to any person or entity outside of the firm, including family members, except under the circumstances described above.  An Access Person is permitted to disclose Confidential Client Information only to such other Access Persons who need to have access to such information to deliver DSM’s services to the client.

Access Persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with DSM, must return all such documents to DSM.

Any Supervised Person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Security of Confidential Personal Information

DSM enforces the following policies and procedures to protect the security of Confidential Client Information:

•	The Firm restricts access to Confidential Client Information to those Supervised Persons who need to know such information to provide DSM services to clients;

•
Any Supervised Person who is authorized to have access to Confidential Client Information in connection with the performance of such person's duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;

•	All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons;

•
Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by Supervised persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

Privacy Policy

As a registered investment adviser, DSM and all Supervised Persons, must comply with SEC Regulation    S-P, which requires investment advisers to adopt policies and procedures to protect the Confidential Client Information of natural person clients.  'Non-public information,' under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information.  Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services.  Pursuant to Regulation S-P DSM has adopted policies and procedures to safeguard the information of natural person clients.

Enforcement and Review of Confidentiality and Privacy Policies
The CCO is responsible for reviewing, maintaining and enforcing DSM’s confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies.  Any exceptions to this policy require the written approval of the CCO.

VII.	SERVICE AS AN OFFICER OR DIRECTOR

Any employment or other outside activity by an employee may result in possible conflicts of interests for the employee or for DSM and therefore should be reviewed and approved by the CCO.  Outside activities which must be reviewed and approved include such activities as the following:

•	Being employed or compensated by any other entity;
•	Active in any other business including part-time, evening or weekend employment;
•	Serving as an officer, director, partner, member, etc., in any other public or private entity;
•	Ownership interest in any non-publicly traded company or other private investments: or,
•	Any public speaking or writing activities.

Written approval for any of the above activities should be obtained by an employee before undertaking any such activity so that a determination may be made that the activities do not interfere with any of the employee's responsibilities at the firm and any conflicts of interests in such activities may be addressed. (Certain Form ADV disclosures and amendments may be applicable.)

Notwithstanding the above, no employee of DSM shall serve as an officer or on the board of directors of any publicly or privately traded company without prior authorization by the CCO or a designated supervisory person based upon a determination that any such board service or officer position would be consistent with the interest of DSM’s clients.  Where board service or an officer position is approved, DSM shall implement a “Chinese Wall” or other appropriate procedure to isolate such person from making decisions relating to the company’s securities.

VIII.	COMPLIANCE PROCEDURES – EMPLOYEE HOLDINGS AND TRANSACTIONS

DSM’s policy regarding the reporting by Access Persons of their securities holdings and transactions is intended to ensure compliance with Rule 204(A)-1 of the Advisers Act and Rule 17j-1 of the Company Act.  Every Access Person shall arrange to provide the following initial and annual holdings reports and quarterly transaction reports to the Compliance Administrator.

Initial Holdings Report

Every Access Person shall, no later than ten (10) days after the person becomes an Access Person, file an initial holdings report containing the following information:

•
The title and ticker symbol (or CUSIP), type of security, number of shares and principal amount (if applicable) of each Reportable Security presently owned in which the Access Person had any direct or indirect beneficial interest ownership;

•
The name and address of any custodian (and account numbers and names) with whom the Access Person maintains any securities account(s), in which any Reportable Securities, government or corporate bonds, registered mutual funds or money markets, were held for the direct or indirect benefit of the Access Person; and

•	The date that the report is submitted by the Access Person.

The information submitted must be current as of a date no more than forty-five (45) days before the person became an Access Person.

Annual Holdings Report

Every Access Person shall, no later than January 30 of each year, file an annual holdings report containing the same information required in the initial holdings report as described above.  The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

Quarterly Transaction Reports

Every Access Person must, no later than thirty (30) days after the end of each calendar quarter, file, or arrange for DSM to receive, a quarterly transaction report containing the following information, with respect to any transaction during the quarter in a Reportable Security in which the Access person had any direct or indirect Beneficial Ownership or over which the Access Person had any trading authority:

•
The date of the transaction, the title and ticker symbol (or CUSIP), the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each Reportable Security;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price of the Reportable Security at which the transaction was effected;

•	The name of the securities firm with or through whom the transaction was effected; and

•	The date the report is submitted by the Access Person.

A quarterly transaction report is not required if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that DSM holds in its records so long as the firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

Exempt Transactions

An Access Person need not submit a report with respect to:

•	Transactions effected for Reportable Securities held in any account over which the person has no direct or indirect influence or control and in which the person has no Beneficial Ownership;

•	Transactions effected pursuant to an automatic investment plan;

•	Any transaction or holding report if DSM has only one Access Person, so long as the firm maintains records of the information otherwise required to be reported

Monitoring and Review of Personal Securities Transactions

The CCO or a designee will monitor and review all reports required under the Code for compliance with DSM’s policies regarding Personal Securities Transactions and applicable SEC rules and regulations.  The CCO may also initiate inquiries of Access Persons regarding personal securities trading. Access Persons are required to cooperate with such inquiries and any monitoring or review procedures employed by DSM. The Compliance Administrator shall at least annually identify all Access Persons who are required to file reports pursuant to the Code and will inform such Access Persons of their reporting obligations.

IX.	CERTIFICATION RE CODE OF ETHICS

Initial Certification

All Supervised Persons will be provided with a copy of the Code and must initially certify in writing to the Compliance Administrator that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code.

Acknowledgement of Amendments

All Supervised Persons shall receive any amendments to the Code and must certify to the Compliance Administrator in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

Annual Certification

All Supervised Persons must annually certify in writing to the Compliance Administrator that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.

Further Information

Supervised Persons should contact the CCO regarding any inquiries pertaining to the Code or the policies established herein.

X.	RECORDKEEPING PER RULE 204 OF THE ADVISERS ACT

DSM shall maintain and cause to be maintained in a readily accessible place the following records:

•	A copy of any Code of Ethics adopted by the Firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;

•	A record of any violation of DSM’s Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

•
A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a Supervised Person which shall be retained for five years after the individual ceases to be a Supervised Person of DSM;

•	A copy of each report made pursuant to Advisers Act Rule 204A-1, including any broker confirms and account statements made in lieu of these reports;

•	A list of all persons who are, or within the preceding five years have been, Access Persons;

•
A record of any decision and reasons supporting such decision to approve a Supervised Person’s acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

DSM recognizes that the SEC has promulgated specific rules regarding the maintenance of records electronically.  If DSM chooses to store any required records electronically, the firm will comply with all applicable current regulations.

It is the firm’s policy to retain, on firm premises, for two years, and (at least) an additional three years in a readily accessible place, all appropriate and required records under the Advisers Act and any state regulations.  Further, it is DSM’s policy to retain on firm premises, all physical or electronic documentation regarding performance calculation and reporting from the inception of the firm’s track record.

Rule 31a-1 the Company Act requires an advisor to maintain records per Rule 204 of theAdvisers Act.

With regard to e-mail and IM, DSM intends to preserve all incoming and outgoing personal and business-related e-mail and IM that passes through the firm’s e-mail server in a searchable format.  Further, any system that DSM utilizes will not allow the deletion of individual messages, though there may be features that can be set by the CCO such that, e.g. incoming SPAM identified by the firm’s SPAM filter is not saved.

Available systems that offers an ability to “flag” keywords within incoming or outgoing e-mails or IM’s, the CCO will have an ability to read and review the content of any e-mail and IM messages and may, should the SEC require such a procedure, check all e-mail and IM’s that are flagged in an automatic keyword search.

XI.	REPORTING CODE VIOLATIONS AND SANCTIONS

All Supervised Persons shall promptly report to the CCO or an alternate designee all apparent violations of the Code.  Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code.

Under Rule 17j-1 of the Company Act, DSM shall annually report to the boards of those registered investment companies  to which it is investment advisor:

•	Any issues arising under DSM’s Code of Ethics, including material violations or sanctions; and
•	That it has adopted procedures reasonably necessary to prevent Access Persons from violating the code.

The CCO shall promptly report to senior management all apparent material violations of the Code. When the CCO finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the firm.